Exhibit 10.4

Citibank, N.A.

390 Greenwich Street

New York, NY 10013

Equity Derivatives

Telephone: (212) 723-7357

Facsimile: (212) 723-8328

July 11, 2007

To: Newmont Mining Corporation

1700 Lincoln Street

Denver, Colorado 80203

Attention: Treasurer

Telephone No.: (303) 863-7414

Facsimile No.: (303) 837-5837

Re: Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between Citibank, N.A. (“Citibank”) and Newmont Mining Corporation (“Counterparty”) on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for this Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein have the meanings assigned to them in the Offering Memorandum dated July 11, 2007 (the “Offering Memorandum”) relating to the USD 500,000,000 principal amount of 1.250% Convertible Senior Notes due 2014, (the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty pursuant to an Indenture to be dated July 17, 2007 between Counterparty, Newmont USA Limited, as subsidiary guarantor, and The Bank of New York, as the trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Citibank as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. For the avoidance of doubt, references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Citibank and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “Agreement”) as if Citibank and Counterparty had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law, (ii) the United States dollars as the Termination Currency, (iii) Second Method and Loss as the payments due upon early termination and (iv) Specified Transaction being specified as “none”) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates (and, without limiting the generality of the foregoing, if any representation or warranty of Counterparty made under the Agreement is addressed by a more specific representation or warranty contained in this Confirmation, they shall be deemed inconsistent and only the more specific representation or warranty in this Confirmation shall apply). The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement and that no existing ISDA Master Agreement between the parties (other than the Agreement) shall apply to the Transaction.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	July 11, 2007

Transaction Type:	Share Option Transaction

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Citibank

Shares:	The common stock of Counterparty, par value USD 1.60 per Share (Exchange symbol “NEM”)

Number of Options:	100,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Option Entitlement:	As of any date, a number of Shares per Option equal to the Conversion Rate as of such date (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Section 11.02(f), Section 11.02(g) or to Section 11.03 of the Indenture), for each Convertible Note.

Strike Price:	USD 46.2071

Premium:	USD 27,370,000 (Premium per Option: USD 273.70).

Premium Payment Date:	July 17, 2007

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Procedures for Exercise:

Exercise Period(s):	Notwithstanding anything to the contrary in the Equity Definitions, an Exercise Period shall occur with respect to an Option hereunder only if such Option is an Exercisable Option (as defined below) and the Exercise Period shall be, in respect of any Exercisable Option, the period commencing on, and including, the relevant Conversion Date and ending on, and including, the Scheduled Valid Day immediately preceding the first day of the relevant Settlement Averaging Period in respect of such Conversion Date; provided that in respect of Exercisable Options relating to Convertible Notes for which the relevant Conversion Date occurs on or after June 1, 2014, the final day of the Exercise Period shall be the Scheduled Valid Day immediately preceding the Expiration Date.

Conversion Date:	With respect to any conversion of Convertible Notes, the date on which the Holder (as such term is defined in the Indenture) of such Convertible Notes satisfies all of the requirements for conversion thereof as set forth in Section 11.01(b) of the Indenture.

Exercisable Options:	In respect of each Exercise Period, a number of Options equal to 20% of the number of Convertible Notes surrendered to Counterparty for conversion with respect to such Exercise Period but no greater than the Number of Options.

Expiration Time:	The Valuation Time

Expiration Date:	July 15, 2014, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under Exercisable Options above.

Automatic Exercise:	Applicable, subject to the provisions of “Notice of Exercise,” and means that in respect of an Exercise Period, a number of Options not previously exercised hereunder equal to the number of Exercisable Options shall be deemed to be exercised on the final day of such Exercise Period for such Exercisable Options; provided that such Options shall be deemed exercised only to the extent that Counterparty has provided a Notice of Exercise to Citibank.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Exercisable Options, Counterparty must notify Citibank in writing before 5:00 p.m. (New York City time) on or before the Scheduled Valid Day prior to the scheduled first day of the Settlement Averaging Period for the Exercisable Options being exercised (the “Notice Deadline”) of (i) the number of such Options, (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date and (iii)

if Combination Settlement applies, the Cash Percentage (as defined in the Indenture); provided that, notwithstanding the foregoing, such notice (and the related exercise of Exercisable Options) shall be effective if given after the Notice Deadline but prior to 5:00 p.m. (New York City time) on the fifth Scheduled Valid Day after the Notice Deadline, in which event Counterparty shall reimburse Citibank for, or the Calculation Agent shall have the right to adjust the number of Net Shares as appropriate, to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Citibank in connection with its hedging activities (including the unwinding of any hedge position) as a result of Citibank not having received such notice prior to the Notice Deadline; and provided further that, in respect of Exercisable Options relating to Convertible Notes with a Conversion Date occurring on or after June 1, 2014, such notice may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date and need only specify the number of such Exercisable Options.

Notice of Settlement Method:	If Counterparty wishes to elect Combination Settlement, Counterparty must (x) notify Citibank in writing before 5:00 p.m. (New York time) on the Scheduled Valid Day immediately preceding the corresponding Settlement Averaging Period that Counterparty has elected Combination Settlement with respect to such Exercisable Options and (y) to the extent that Counterparty has elected Combination Settlement, represent and warrant in such notice that, at the time such election was made, Counterparty was not in possession of any material non-public information with respect to Counterparty or the Shares.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which Shares are listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half-hour period in the aggregate on any Scheduled Valid Day for the Shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options, contracts or future contracts relating to the Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.”

Settlement Terms:

Settlement Method:	Net Share Settlement or Combination Settlement, consistent with the settlement method elected by Counterparty for the corresponding Convertible Notes; provided that, if Counterparty does not provide a Notice of Settlement Method to Citibank pursuant to “Notice of Settlement Method” above or Counterparty provides such a Notice of Settlement Method electing Combination Settlement but does not provide the representation and warranty required in subclause (y) of “Notice of Settlement Method” above, Net Share Settlement shall be deemed to apply to the relevant Exercisable Options.

Net Share Settlement:	If Net Share Settlement applies, Citibank will deliver to Counterparty, on the relevant Settlement Date, a number of Shares equal to the Net Shares in respect of any Exercisable Option exercised or deemed exercised hereunder. In no event will the Net Shares be less than zero.

Citibank will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Shares valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Net Shares:	In respect of any Exercisable Option exercised or deemed exercised, a number of Shares equal to (i) the Option Entitlement multiplied by (ii) the sum of the quotients, for each Valid Day during the Settlement Averaging Period for such Exercisable Option, of (A) the Relevant Price on such Valid Day less the Strike Price, divided by (B) such Relevant Price, divided by (iii) the number of Valid Days in the Settlement Averaging Period; provided, however, that if the calculation contained in clause (A) above results in a negative number, such number shall be replaced with the number “zero”.

Valid Day:	A day on which (i) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Shares are then traded and (ii) there is no Market Disruption Event.

Scheduled Valid Day:	A day on which trading in the Shares is scheduled to occur on the principal U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page NEM.N <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by the Calculation Agent using a volume-weighted method).

Settlement Averaging Period:	For any Exercisable Option, (x) if Counterparty has, on or prior to June 1, 2014, delivered a Notice of Exercise to Citibank with respect to such Exercisable Option with a Conversion Date occurring prior to June 1, 2014, the twenty five (25) consecutive Valid Days commencing on and including the third Scheduled Valid Day following such Conversion Date, or (y) if Counterparty has, on or following June 1, 2014, delivered a Notice of Exercise to Citibank with respect to such Exercisable Option with a Conversion Date occurring on or following June 1, 2014, the twenty five (25) consecutive Valid Days commencing on, and including, the twenty seventh (27th) Scheduled Valid Day immediately prior to the Expiration Date.

Combination Settlement:	If Combination Settlement applies, Citibank will deliver to Counterparty, on the relevant Settlement Date, an amount of cash equal to such Cash Amount as defined in “Combination Amount” below and a number of Shares, if any, equal to such Share Amount as defined in “Combination Amount” below in respect of any Exercisable Option exercised or deemed exercised hereunder.

Citibank will deliver cash in lieu of any fractional Shares with respect to any Share Amount valued at the Relevant Price for the last Valid Day of the relevant Settlement Averaging Period.

Combination Amount:	In respect of any Exercisable Option exercised or deemed exercised,

(a) an amount of cash (the “Cash Amount”) equal to:

(i) the Option Entitlement; multiplied by

(ii) the Cash Percentage (as defined in the Indenture); multiplied by

(iii) the sum of the differences, for each Valid Day during the Settlement Averaging Period for such Exercisable Option, of (A) the Relevant Price on such Valid Day and (B) the Strike Price; divided by

(iv) the number of Valid Days in the Settlement Averaging Period;

provided, however, that if the difference between (A) and (B) above for any Valid Day results in a negative number, such number shall be replaced with the number “zero” for such Valid Day, and

(b) a number of Shares (the “Share Amount”) equal to:

(i) the Option Entitlement multiplied by

(ii) the difference between (x) 100% and (y) the Cash Percentage; multiplied by

(iii) the sum of the quotients, for each Valid Day during the Settlement Averaging Period for such Exercisable Option, of (A) the Relevant Price on such Valid Day less the Strike Price, divided by (B) such Relevant Price; divided by

(iv) the number of Valid Days in the Settlement Averaging Period;

provided, however, that if the calculation contained in clause (A) above results in a negative number, such number shall be replaced with the number “zero”.

Settlement Date:	For any Exercisable Option, the date Shares, cash or a combination thereof, will be delivered with respect to the Convertible Notes related to such Exercisable Options, under the terms of the Indenture.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to (i) “Net Share Settled” to the extent Net Share Settlement is applicable or (ii) “Combination Settled” to the extent Shares will be delivered in connection with an election of Combination Settlement. “Net Share Settled” in relation to any Option means that Net Share Settlement is applicable to that Option. “Combination Settled” in relation to any Option means that Combination Settlement is applicable to that Option. In addition, notwithstanding anything to the contrary in the Equity Definitions, Citibank may, in whole or in part, deliver Shares in certificated form representing the Payment Obligation (as defined below) to Counterparty in lieu of delivery through the Clearance System.

Representation and Agreement:	Section 9.11 of the Equity Definitions shall apply; provided, however, that, the parties acknowledge that any Shares delivered to Counterparty may be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws.

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in Section 11.02 of the Indenture that would result in an adjustment to the Conversion Rate of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Conversion Rate pursuant to Section 11.02(f), Section 11.02(g) or Section 11.03 of the Indenture.

Method of Adjustment:	Calculation Agent Adjustment, and means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any adjustment to the Conversion Rate of the Convertible Notes pursuant to the Indenture (other than Section 11.02(f), Section 11.02(g) and Section 11.03 of the Indenture), the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction.

Extraordinary Events applicable to the Transaction:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in clause (2) of the definition of Fundamental Change in Section 1.01 of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in clause (1) of the definition of Fundamental Change in Section 1.01 of the Indenture.

Consequence of Merger Events/ Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the

Conversion Rate for the issuance of additional shares as set forth in Section 11.03 of the Indenture; provided further that if, with respect to a Merger Event or a Tender Offer, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia,” Cancellation and Payment shall apply.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Applicable

Determining Party:	For all applicable Additional Disruption Events, Citibank. Whenever the Determining Party is required to act or exercise judgment in any way, it will do so in good faith and in a commercially reasonable manner.

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent:	Citibank. Notwithstanding anything to the contrary in the Agreement or the Equity Definitions, whenever pursuant to the express terms of this Confirmation the Calculation Agent is required to make a calculation or determination corresponding to a calculation or determination made pursuant to the Indenture with respect to the conversion rights of the Convertible Notes, the Calculation Agent will, to the extent reasonably practicable, make any such calculation or determination in a manner corresponding to how such corresponding determination has been made pursuant to the Indenture. Whenever the Calculation Agent is required to act or exercise judgment in any way, it will do so in good faith and in a commercially reasonable manner. The

Calculation Agent shall, upon request, make available to Counterparty such information used by it to make any calculation or determination under this Transaction as may be reasonably necessary in order to enable the other to independently confirm the accuracy of such calculation or determination (for the avoidance of doubt, such information shall not include any proprietary models of Citibank).

5. Account Details:

(a)	Account for payments to Counterparty:

Citibank, NA

New York, NY

SWIFT Code: CITIUS33

Federal ABA No: 021000089

Beneficiary: Newmont Mining Corporation

Account No: 30561263

Account for delivery of Shares to Counterparty:

To be provided by Counterparty

(b)	Account for payments to Citibank:

Citibank, N.A.

ABA #021000089

DDA 00167679

Ref: Equity Derivatives

Account for delivery of Shares from Citibank:

DTC 418

6. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Citibank for the Transaction is: 390 Greenwich Street, New York, NY 10013

7. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Newmont Mining Corporation

1700 Lincoln Street

Denver, Colorado 80203

Attention: Treasurer

Telephone No.: (303) 863-7414

Facsimile No.: (303) 837-5837

(b)	Address for notices or communications to Citibank:

To:	Citibank, N.A.
390 Greenwich Street, 5th Floor
New York, NY 10013

Attention:	Equity Derivatives
Telephone:	(212) 723-7357
Facsimile:	(212) 723-8328

To:	Citibank, N.A.
3880 Greenwich Street, 17th Floor
New York, NY 10013

Attention:	CIB Legal Group—Derivatives
Telephone:	(212) 816-2944
Facsimile:	(646) 291-5875

8. Representations and Warranties

(a)	In addition to the representations and warranties contained in Section 3 of the Agreement, Counterparty hereby represents and warrants, as of the Trade Date, to Citibank that:

i.	The representations and warranties of Counterparty set forth in Section 3 of the Purchase Agreement dated as of July 11, 2007 among Counterparty, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. as representatives of the Initial Purchasers party thereto (the “Purchase Agreement”) are true and correct and are hereby deemed to be repeated to Citibank, as of the Trade Date, as if set forth herein.

ii.	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will (i) conflict with or result in a breach of any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject (including, but not limited to, any agreements and contracts of Counterparty or any of its subsidiaries filed as exhibits to Counterparty’s Annual Report on Form 10-K for the year ended December 31, 2006, incorporated by reference in the Offering Memorandum), except for any such conflict that would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, results of operations or prospects of Counterparty and its subsidiaries taken as a whole or on the performance by Counterparty of its obligations under the Transaction (“Material Adverse Effect”) or (ii) constitute a default under, or result in the creation of any lien under, any such agreement or instrument, except for any such default or lien that would not, individually or in the aggregate, have a Material Adverse Effect.

iii.	On the Trade Date (A) none of Counterparty, its affiliates and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

iv.

(A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and will not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty is not engaged in and will not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.

v.	Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable or exercisable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable or exercisable for Shares) or otherwise in violation of the Exchange Act.

vi.	Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

vii.	Counterparty is not, and after giving effect to the transactions contemplated hereby will not be required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(b)	Each of Citibank and Counterparty represents and warrants that it is an “eligible contract participant” as defined in Section l(a)(12) of the U.S. Commodity Exchange Act, as amended.

(c)	Each of Citibank and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

9. Other Provisions:

(a)	Opinion. Counterparty shall deliver to Citibank an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Citibank in form and substance, with respect to the matters set forth in Section 3 of the Agreement and Section 8(a)(ii) of this Confirmation.

(b)	Additional Options. If the Initial Purchasers party to the Purchase Agreement exercise their right to purchase additional Convertible Notes as set forth therein, then, at the discretion of Counterparty, Citibank and Counterparty will enter into a new confirmation to provide for such increase in Convertible Notes (but on pricing terms acceptable to Citibank and Counterparty) (such additional confirmation to provide for the payment by Counterparty to Citibank of the additional premium related thereto).

(c)	Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Citibank a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 200 million (in the case of the first such notice) or (ii) thereafter more than 50 million less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Citibank and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Citibank’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Citibank with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Citibank with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (c) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of this Transaction.

(d)

Early Unwind. In the event the sale of Convertible Notes is not consummated with the Initial Purchasers for any reason by the close of business in New York on July 17, 2007 (or such later date as agreed upon by the parties) (July 17, 2007 or such later date as agreed upon being the “Early Unwind Date”), this Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Citibank and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Citibank and Counterparty represent and acknowledge to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(e)	Transfer or Assignment. Neither party may transfer any of its rights or obligations under the Transaction without the prior written consent of the non-transferring party; provided that if Citibank’s “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) exceeds 8.0% of Counterparty’s outstanding Shares Citibank may assign or transfer a portion of the Transaction without Counterparty’s consent to any third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (i) the credit rating of Citibank at the time of the transfer and (ii) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and Citibank to reduce Citibank’s “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) to 8.0% of Counterparty’s outstanding Shares or less; and provided, further, that Citibank shall not transfer any of its rights or obligations under the Transaction to any entity listed on Schedule A without Counterparty’s consent. If after Citibank’s commercially reasonable efforts, Citibank is unable to effect a transfer or assignment (i) permitted by the proviso to the immediately preceding sentence or (ii) at any time at which the Equity Percentage exceeds 8.0% (an “Excess Ownership Position”), on pricing terms reasonably acceptable to Citibank and within a time period reasonably acceptable to Citibank of a sufficient number of Options, Citibank may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that (i) its “beneficial ownership” following such partial termination will be equal to or less than 8.0% or (ii) such Excess Ownership Position no longer exists. In the event that Citibank so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the Terminated Portion, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of Section 9(k) shall apply to any amount that is payable by Citibank to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Citibank and any of its affiliates subject to aggregation with Citibank, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, beneficially own (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Citibank to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, Citibank may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Citibank’s obligations in respect of this Transaction and any such designee may assume such obligations. Citibank shall be discharged of its obligations to Counterparty to the extent of any such performance.

(f)	Staggered Settlement. If the Staggered Settlement Equity Percentage as of any Exchange Business Day during the relevant Settlement Averaging Period is greater than 4.5%, Citibank may, by notice to Counterparty prior to the related Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i)	in such notice, Citibank will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)	the aggregate number of Shares that Citibank will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Citibank would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)	if the Net Share Settlement or Combination Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement or Combination Settlement terms, as applicable, will apply on each Staggered Settlement Date, except that the Net Share Settlement Amount or Combination Settlement Amount, as applicable, will be allocated among such Staggered Settlement Dates as specified by Citibank in the notice referred to in clause (i) above.

The “Staggered Settlement Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (i) the number of Shares “beneficially owned” (within the meaning of Section 13 of the Exchange Act) on such day by Citibank, any of its affiliates subject to aggregation with Citibank for the purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Citibank with respect to “beneficial ownership” of any Shares, plus (ii) the sum of the Number of Options and Option Entitlement and (B) the denominator of which is the number of Shares outstanding on such day.

(g)	Reserved

(h)	Additional Termination Events. Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty shall occur under the terms of the Convertible Notes as set forth in Section 5.01 of the Indenture that results in acceleration of the Convertible Notes pursuant to Section 5.02 of the Indenture, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such event of default (A) Counterparty shall be deemed to be the sole Affected Party and the Transaction shall be the sole Affected Transaction, (B) Citibank shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement, and (C) the provisions of “Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events” below shall apply to such Early Termination.

(i)	Amendments to Equity Definitions. Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Citibank may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(j)	No Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(k)

Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of this Transaction, an amount is payable by Citibank to Counterparty (i) pursuant to Section 12.7 or Section 12.9 of the Equity

Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty may request Citibank to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) (except that Counterparty shall not make such an election in the event of a Nationalization, Insolvency, a Merger Event or Tender Offer, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, or an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement in each case that resulted from an event or events outside Counterparty’s control) and shall give irrevocable telephonic notice to Citibank, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local time on the Merger Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or date of cancellation, as applicable; provided that if Counterparty does not validly request Citibank to satisfy its Payment Obligation by the Share Termination Alternative, Citibank shall have the right, in its sole discretion, to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s election to the contrary. For the avoidance of doubt, the parties agree that in calculating the Payment Obligation the Determining Party may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Alternative:	Applicable and means that Citibank shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Citibank of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Citibank at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	One Share or, if a Merger Event has occurred and a corresponding adjustment to this Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Alternative is applicable to this Transaction.

(l)	Governing Law. New York law (without reference to choice of law doctrine).

(m)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(n)

Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Citibank, the Shares (“Hedge Shares”) acquired by Citibank for the purpose of hedging its obligations pursuant to this Transaction cannot be sold in the public market by Citibank without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Citibank to sell the Hedge Shares in a registered offering, make available to Citibank an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Citibank, substantially in the form of an underwriting agreement for a registered offering and customary for similar offerings; provided, however, that if Citibank, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Citibank to sell the Hedge Shares in a private placement, use commercially reasonable efforts to enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Citibank (in which case, the Calculation Agent shall make any adjustments to the terms of this Transaction that are necessary, in its reasonable judgment, to compensate Citibank for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Citibank at the Reference Price on such Exchange Business Days, and in the amounts, requested by Citibank; provided that Counterparty shall not be required to purchase any Hedge Shares from Citibank unless it elects to do so, solely at its discretion, in accordance with this Section 9(n).

(o)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(p)	Right to Extend. Citibank may delay any Settlement Date or any other date of delivery by Citibank, with respect to some or all of the Options hereunder, if Citibank reasonably determines, in its discretion, that such extension is reasonably necessary to enable Citibank to effect purchases of Shares in connection with its hedging activity or settlement activity hereunder in a manner that would, if Citibank were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements.

(q)	Status of Claims in Bankruptcy. Citibank acknowledges and agrees that this Confirmation is not intended to convey to Citibank rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Citibank’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Citibank’s rights in respect of any transactions other than the Transaction. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(r)	Securities Contract; Swap Agreement. The parties hereto intend for: (a) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code; (b) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; and (c) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(s)	Additional Provisions. Counterparty covenants and agrees that, as promptly as practicable following the public announcement of any consolidation, merger and binding share exchange to which Counterparty is a party, or any sale of all or substantially all of Counterparty’s assets, in each case pursuant to which the Shares will be converted into cash, securities or other property, Counterparty shall notify Citibank in writing of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning an executed copy to Equity Derivatives, Citibank, N.A., 390 Greenwich Street, New York, New York 10013, Facsimile No. (212) 723-8328.

Very truly yours,

CITIBANK, N.A.

/s/ Jason Shrednick
Authorized Signatory
Jason Shrednick

Accepted and confirmed

as of the Trade Date:

NEWMONT MINING CORPORATION

By:	/s/ Thomas P. Mahoney
Authorized Signatory
Name:	Thomas P. Mahoney, Vice President and Treasurer